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                                                                     EXHIBIT 5.1



                 [HONIGMAN MILLER SCHWARTZ AND COHN LETTERHEAD]




                                 March 23, 1999

United American Healthcare Corporation
1155 Brewery Park Boulevard, Suite 200
Detroit, Michigan 48207

Ladies and Gentlemen:

     We have represented United American Healthcare Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 500,000 of the Company's Common Shares, no par value (the "Common Shares"), to be issued pursuant to options granted under the United American Healthcare Corporation 1998 Stock Option Plan (the "Plan") and an additional maximum of 100,000 of the Common Shares to be issued pursuant to the option granted to Gregory H. Moses, Jr. under his Employment Agreement with the Company dated May 11, 1998 (the "Moses Option").

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan and the Moses Option pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan and the Moses Option and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,


                                HONIGMAN MILLER SCHWARTZ AND COHN